EXHIBIT 99.1

TRIYAR CAPITAL, LLC

September 23, 2004

Special Committee of the

Board of Directors

Home Products International, Inc.

4501 West 47th Street

Chicago, IL 60632

Gentlemen:

Triyar Capital, LLC (“Triyar”), Equity Group Investments, L.L.C. (“EGI”) and Joseph Gantz (together, the “Investors”) are pleased to submit this revised proposal, with your prior permission, for the acquisition, by a company to be formed by them (“Newco”), of the entire equity interest in Home Products International, Inc. (the “Company”) for $1.75 a share in cash without interest (the “Merger Price”) through a merger (the “Merger”) in which the Company would be the surviving corporation. Please also note that this revised proposal replaces and supercedes, in its entirety, the proposal letter, dated August 20, 2004, submitted by Triyar and Mr. Gantz to the Special Committee (the “Initial Proposal”).

As you may know, EGI is a Chicago-based private investment firm headed by Samuel Zell. EGI affiliates own 664,000 shares of the Company’s common stock. As part of this proposed transaction, EGI is willing to roll-over its existing shares as well as invest additional equity capital along side Triyar and Mr. Gantz. EGI intends to vote its shares against the Existing Agreement. Triyar is a Los-Angeles based private equity fund. Triyar was founded in 1995 by the Yari family and specializes in value and special situation investments. Mr. Gantz is a former member of the Board of Directors of the Company and possesses extensive operating experience in the plastics industry. In addition, Mr. Gantz is a permitted holder, as defined in the Indenture (as defined below).

Prior to submitting this proposal, the Investors have held constructive discussions with Third Avenue Management (the “Majority Note Investor”), the holder of a majority of the aggregate principal amount of notes outstanding under the Company’s Indenture dated as of May 14, 1998 (the “Indenture”) with LaSalle National Bank as Trustee (the “Trustee”).

This proposal is intended to constitute a “Company Takeover Proposal” for purposes of the Agreement and Plan of Merger dated as of June 2, 2004 by and between JRT Acquisition, Inc. and the Company (the “Existing Agreement”). The Investors’ goal is that this proposal will in due

10850 Wilshire Blvd., Suite 1050, Los Angeles, CA 90024

Special Committee of the

Board of Directors

Home Products International, Inc.

September 23, 2004.

course result in a “Superior Company Proposal” for purposes of the Existing Agreement and in the Company terminating the Existing Agreement pursuant to Section 8.05(b) thereof and substantially contemporaneously therewith entering into a new merger agreement (the “Successor Agreement”) with Newco providing for the Merger.

The Investors are very excited about the possibility of this proposed acquisition of the Company and are ready to continue to commit their full resources immediately to the process of completing our review of the Company under the existing confidentiality agreement. We look forward to continuing to have the Company’s full cooperation and full access to its relevant data and personnel, and we would expect to complete our review by October 8, 2004.

As you know, we have exchanged drafts of the Successor Agreement. We commit to negotiate in good faith and will use all reasonable efforts to resolve any issues in connection with the Successor Agreement by October 8, 2004.

The Investors anticipate that we can structure the Merger and capitalize Newco in a manner that will not trigger the mandatory redemption provisions of the Indenture. We have engaged with our legal counsel in a detailed analysis of the Indenture, and we believe that our proposed structure does not trigger a change of control (as that term is defined in the Indenture). We have submitted our proposed structure to Katten Muchin Zavis & Rosenman, outside counsel to the Special Committee, and Wachtell, Lipton, Rosen & Katz, outside counsel to the Majority Note Investor. We would require the economic terms of the Indenture to be amended to ensure that the Company would not be in violation of certain covenants following the Merger.

In view of the change-in-control provisions of the Company’s current credit agreement with Bank of America Business Capital (f/k/a Fleet Capital Corporation) (the “Lender”), the Investors will need to negotiate with the Lender a mutually acceptable amendment to that agreement to take effect at the closing of the Merger. The Lender has indicated a willingness to issue a commitment letter relating to the Merger, a fact we believe has been confirmed by Mesirow Financial, Inc., outside financial advisors to the Special Committee.

The Investors no longer require that Mr. James R. Tennant, the Company’s CEO and chairman (“Mr. Tennant”), enter into a mutually acceptable agreement whereby he would waive, effective at the closing of the Merger, his rights under the change of control provisions of his current employment agreement with the Company. Concurrently or prior to the execution of the Successor Agreement, however, the Investors would require an agreement with the Majority Note Investor and the Lender permitting the Investors and the Company to use funds under the Company’s current credit agreement up to an aggregate amount of $10 million to satisfy existing Company obligations. We would continue to request that Mr. Tennant enter into a voting agreement with Newco on substantially the same terms as, and replacing, his Voting Agreement with the Company dated as of June 2, 2004 at the same time as the execution of the Successor Agreement; provided however, that Mr. Tennant’s execution of a voting agreement will not be a condition to the Investors’ execution of the Successor Agreement or closing the Merger.

10850 Wilshire Blvd., Suite 1050, Los Angeles, CA 90024

Special Committee of the

Board of Directors

Home Products International, Inc.

September 23, 2004.

The Investors expect that, under the Successor Agreement, the Company’s outstanding stock options which are in the money by reference to the Merger Price will be cashed out for the spread, and otherwise treated in a substantially similar manner as proposed under the Existing Agreement.

The Investors believe this proposal should be of substantial interest to the Company as the Special Committee of the Board of Directors continues to evaluate the Existing Agreement against the available alternatives. We are confident that, with the Company’s cooperation, we and you can reach an agreement providing for a “Superior Company Proposal” under the Existing Agreement. As the Investors are sure you will appreciate, pending the execution of the Successor Agreement this proposal is necessarily non-binding but we emphasize our serious intention to work with you if you indicate that you are receptive to our proposal.

10850 Wilshire Blvd., Suite 1050, Los Angeles, CA 90024

Special Committee of the

Board of Directors

Home Products International, Inc.

September 23, 2004.

Please feel free to contact Mark Weber at Triyar, directly or through your advisers, if you need any clarification of the above or wish to discuss it. We look forward very much to working with you.

Very Truly Yours,

TRIYAR CAPITAL, LLC		EQUITY GROUP INVESTMENTS, L.L.C.

By:	/s/ Mark Weber	By:	/s/ Ellen Havdala
	Mark Weber		Ellen Havdala
	Managing Director		Managing Director

/s/ Joseph Gantz Joseph Gantz

10850 Wilshire Blvd., Suite 1050, Los Angeles, CA 90024